UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        March 2000

   5.   If Amendment, Date of Original (Month/Year):

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below)
        (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person


               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                                                   6.  Owner-
                                                                                  5. Amount of        ship
                      2. Trans-                                                    Securities         Form:      7.  Nature of
                       action                       4.  Securities Acquired       Beneficially     Direct (D)       Indirect
       1.  Title of     Date        3. Trans-               (A) or                Owned at End       or In-        Beneficial
         Security     (Month /     action Code          Disposed of (D)             of Month       direct (I)      Ownership
        (Instr. 3)    Day/Year)    (Instr. 8)         (Instr. 3, 4 and 5)       (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ------------   ---------    -----------          --------------------    ----------------   ----------     ------------

                                  Code     V      Amount    (A)or(D)    Price
                                  ----     -      ------    --------    ----
      Class A                                                                             617,630       I       By Trust named
      Common                                                                                                    for Elizabeth L.
      Stock                                                                                                     Celio created
                                                                                                                under the Mary
                                                                                                                Green Gallo
                                                                                                                Trust Agreement
                                                                                                                dated December
                                                                                                                29, 1989

                                                                                          617,630       I       By Trust named
                                                                                                                for Benjamin I.
                                                                                                                Lumpkin created
                                                                                                                under the Mary
                                                                                                                Green Gallo
                                                                                                                Trust Agreement
                                                                                                                dated December
                                                                                                                29, 1989

                                                                                          109,276       I       By Richard
                                                                                                                Adamson Lumpkin
                                                                                                                Grandchildren's
                                                                                                                Trust dated
                                                                                                                September 5,
                                                                                                                1980 for the
                                                                                                                benefit of
                                                                                                                Elizabeth L.
                                                                                                                Celio
                                                                                          109,276       I       By Richard
                                                                                                                Adamson Lumpkin
                                                                                                                Grandchildren's
                                                                                                                Trust dated
                                                                                                                September 5,
                                                                                                                1980 for the
                                                                                                                benefit of
                                                                                                                Benjamin I.
                                                                                                                Lumpkin



                                                                                                   6.  Owner-
                                                                                  5. Amount of        ship
                      2. Trans-                                                    Securities         Form:      7.  Nature of
                       action                       4.  Securities Acquired       Beneficially     Direct (D)       Indirect
       1.  Title of     Date        3. Trans-               (A) or                Owned at End       or In-        Beneficial
         Security     (Month /     action Code          Disposed of (D)             of Month       direct (I)      Ownership
        (Instr. 3)    Day/Year)    (Instr. 8)         (Instr. 3, 4 and 5)       (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
       ------------   ---------    -----------          --------------------    ----------------   ----------     ------------

                                  Code     V      Amount    (A)or(D)    Price
                                  ----     -      ------    --------    ----
                                                                                       814,278(1)       I       By Richard
                                                                                                                Anthony Lumpkin
                                                                                                                1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Elizabeth
                                                                                                                Arabella Lumpkin
                                                                                                                dated April 20,
                                                                                                                1990

                                                                                      814,278 (1)       I       By Richard
                                                                                                                Anthony Lumpkin
                                                                                                                1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Benjamin Iverson
                                                                                                                Lumpkin dated
                                                                                                                April 20, 1990

                                                                                       622,254(2)       I       By Gail G.
                                                                                                                Lumpkin Trust
                                                                                                                dated December
                                                                                                                14, 1985
                                                                                           3,644        I       By Richard
                                                                                                                Anthony Lumpkin
                                                                                                                Trust under the
                                                                                                                Trust Agreement
                                                                                                                dated
                                                                                                                February 6, 1970




                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                      9.     Owner-
                                                                                                    Number    ship
                     2.                           5.                                                  of    Form of
                  Conver-                       Number                                              Deri-   Deriva-
                    sion                       of Deriv-                                            vative    tive     11.
                     or                          ative                                             Securi-  Security  Nature
           1.      Exer-                        Secur-                          7.           8.      ties      :      of In-
         Title      cise     3.                  ties          6.              Title        Price  Benefi-   Direct   direct
           of      Price   Trans-     4.     Acquired (A)      Date             and          of     cially    (D)     Bene-
        Deriva-      of    action   Trans-        or       Exercisable       Amount of     Deriva- Owned at  or In-   ficial
          tive     Deri-    Date    action     Disposed     and Expir-      Underlying      tive    End of   direct   Owner-
         Secur-    vative  (Month/   Code       of (D)      ation Date      Securities    Security  Month     (I)      ship
          ity      Secur-   Day/    (Instr.   (Instr. 3,     (Month/         (Instr. 3     (Instr. (Instr.  (Instr.  (Instr.
       (Instr. 3)   ity     Year)     8)       4 and 5)     Day/ Year)        and 4)         5)       4)       4)       4)
       ---------  -------  ------   -------   ----------    ----------      ----------     ------   ------  -------  -------
                                                                                    Amount
                                                         Date                           or
                                                         Exer-  Expir-              Number
                                                         cis-   ation                   of
                                  Code  V    (A)   (D)   able   Date     Title      Shares
                                  ----  -    ---   ---   ----   ------   -----    --------

     Employee      $17.625                               (1)    9/25/07  Class A    80,000         80,000      D
     Stock Option                                                        Common
     (right to                                                           Stock
     buy) (1)

     Employee      $17.25                                (2)    12/22/07 Class A    10,000         10,000      D
     Stock Option                                                        Common
     (right to                                                           Stock
     buy) (2)

     Employee      $14.875                               (3)    12/31/08 Class A    80,000         80,000      D
     Stock Option                                                        Common
     (right to                                                           Stock
     buy) (3)

     Employee      $52.563                   25,000      (4)    1/7/10   Class A    25,000         25,000      D
     Stock Option                                                        Common
     (right to                                                           Stock
     buy)



   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin and Gail Gawthrop Lumpkin are members of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) Effective February 7, 2000, the trustees of these two 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of these shares.

        (2) Effective March 16, 2000, Gail G. Lumpkin's 622,254 shares of McLeodUSA were transferred to the Gail G. Lumpkin Trust dated December 14, 1985. Until her death on March 17, 2000, she was the trustee of the trust. Subsequent to her death, Richard A. Lumpkin became the trustee.


        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (3) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.

        (4) The employee stock option dated January 7, 2000 vests in full on January 7, 2003.

   SIGNATURE OF REPORTING PERSON:


   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: April __, 2000


                          JOINT FILER INFORMATION:

   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: March 2000


   Signature: Steven L. Grissom
              As trustee of the
              Personal Income Trusts